Exhibit 99.1

Zayo Group, LLC Reports Financial Results for the Second

Fiscal Quarter Ended December 31, 2011

Second fiscal quarter Adjusted EBITDA of $45.1 million on revenue of $89.0 million, representing $180.4 million and $355.9 million of annualized Adjusted EBITDA and revenue, respectively

LOUISVILLE, Colo., February 13, 2012 – Zayo Group, LLC (“Zayo Group” or “the Company”) announced results for the three and six months ended December 31, 2011.

The Company has experienced sequential quarter revenue and Adjusted EBITDA growth since inception. Second quarter growth was a function of both acquisition related and organic growth. The second quarter operating results of Zayo Group include the operating results of 360networks Holdings (USA), Inc. (“360networks”), a provider of bandwidth infrastructure which was acquired by the Company on December 1, 2011. Also contributing to the second quarter growth was the continued trend of positive net installations.

During the three months ended December 31, 2011, the Company made net capital expenditures of $31.4 million, which included adding 553 route miles and 196 buildings to the network. The acquisition of 360networks resulted in an additional 19,879 route miles and 456 buildings. The Company had $25.9 million of cash and $63.6 million available under its revolving credit agreement on December 31, 2011.

Financial Highlights

•	Zayo Group generated quarterly revenue of $89.0 million; a $10.5 million sequential quarter increase representing 54% annualized sequential quarter growth

•	Gross profit for the quarter increased by $9.4 million from the previous quarter reaching $69.7 million for a gross profit percentage of 78%

•	Adjusted EBITDA for the quarter was $45.1 million, which was $7.1 million higher than the prior quarter, representing a 75% annualized increase

•	Net loss of $1.1 million for the quarter was $4.2 million lower than the $3.1 million net earnings for the previous quarter

•	Quarterly revenue and Adjusted EBITDA increased by $16.7 million and $14.0 million, respectively, over the second quarter of fiscal year 2011

•	Net earnings from continuing operations decreased by $3.0 million from the second quarter of fiscal year 2011

Recent Developments

Acquisitions

360networks

On December 1, 2011, the Company acquired all of the outstanding equity interest in 360networks for a purchase price of $345.0 million, subject to post-closing adjustments. In connection with the agreement, the Company agreed to assume a net working capital deficit of approximately $26.0 million and acquired approximately $1.0 million in cash balances resulting in the net consideration paid for the transaction of $318.0 million. The acquisition was funded with proceeds from a $315.0 million senior secured term loan, which was entered into on December 1, 2011, and cash on hand. The term loan accrues interest at floating rates. The interest rate on the term loan as of December 31, 2011 was 7.0 percent.

The acquired 360networks business operated approximately 908,557 fiber miles of intercity and metro fiber network across 22 states and British Columbia. 360networks’ intercity network interconnected over 70 markets across the central and western United States, including 23 Zayo fiber markets and a number of new markets such as Albuquerque, New Mexico; Bismarck, North Dakota; Des Moines, Iowa; San Francisco, California; San Diego, California and Tucson, Arizona. In addition to its intercity network, 360networks operated over 800 route miles of metropolitan fiber networks across 26 markets, including Seattle, Washington; Denver, Colorado; Colorado Springs, Colorado; Omaha, Nebraska; Sacramento, California and Salt Lake City, Utah.

Included in the purchase price was VoIP360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Concurrently with the close of the 360networks acquisition, the Company spun-off 360networks’ VoIP operations to its parent Zayo Group Holdings, Inc. On the spin-off date, the Company estimated the fair value of the VoIP assets and liabilities which were distributed to Holdings to be $11.7 million.

The operating results of the acquired 360networks business are included in the Company’s results of operations beginning on December 1, 2011.

Marquis Holdings, LLC (“MarquisNet”)

On December 31, 2011, the Company entered into an Asset Purchase Agreement with MarquisNet. The agreement was consummated on the same date, at which time zColo acquired substantially all of the net assets of MarquisNet for a purchase price of $15.9 million, subject to post-closing adjustments. The acquisition was funded with a draw on the Company’s revolving line-of-credit.

The acquired MarquisNet business operates a single 28,000 square foot data center which provides colocation and interconnect services in Las Vegas, Nevada. With this acquisition, the Company’s zColo business unit operates twelve interconnect-focused colocation facilities.

As the acquisition was consummated on December 31, 2011, the operating results of the acquired MarquisNet business are not included in the Company’s results of operations during the three months ended December 31, 2011.

Second Quarter Financial Results

Three Months Ended December 31, 2011 and September 30, 2011

Figure 1.0

Zayo Group Summary Results

($ in millions)

	September 30,	September 30,
	Three months ended
	December 31,	September 30,
	2011	2011

Revenue	$89.0	$78.4
Annualized revenue growth	54%	3%
Gross profit	69.7	60.3
Gross profit %	78%	77%
Operating income	13.4	16.9
Earnings from continuing operations before taxes	1.9	7.7
Provision for income taxes	3.0	4.6

Net earnings	$(1.1)	$3.1

Adjusted EBITDA	$45.1	$38.0
Purchases of property and equipment	31.4	28.6

Unlevered free cash flow	$13.7	$9.4

Annualized EBITDA growth	75%	9%
Adjusted EBITDA margin	51%	48%

The sequential quarterly revenue increase of $10.5 million was affected by the inclusion of one month of operating results from the acquired 360networks business during the quarter ended December 31, 2011. The acquisition of 360networks accounted for approximately $7.0 million of the revenue increase. The Company generated additional monthly revenue of $2.0 million associated with gross installations accepted during the second quarter of fiscal year 2012. This increase in revenue related to organic growth was partially offset by total customer churn of $1.1 million in monthly revenue during the quarter. Approximately 74% of churn processed was related to hard disconnects; 11% was related to negative price changes; and 16% was associated with upgrades.

Net earnings decreased by $4.2 million during the second quarter of fiscal 2012 as compared to the previous quarter. The decrease in net earnings is largely attributed to changes in the Company’s quarterly stock-based compensation expense. The common units granted to employees and directors are classified as liabilities and are re-measured at each reporting date. The stock based compensation expense increased by $6.7 million during the quarter as compared to the prior quarter. Also contributing to the decreased net earnings was an additional $2.3 million in interest expense during the quarter associated with the $315.0 million term loan which was entered into on December 1, 2011 in connection with the 360networks acquisition. Offsetting these decreases to net income was a $1.6 million decrease in the provision for income taxes during the quarter as compared to the prior quarter, additional earnings associated with the 360networks acquisition and increased earnings from the positive net installations.

Three Months Ended December 31, 2011 and December 31, 2010

Figure 1.1

Zayo Group Summary Results

($ in millions)

	September 30,	September 30,
	Three months ended
	December 31,	December 31,
	2011	2010

Revenue	$89.0	$72.3
Revenue growth	23%
Gross profit	69.7	54.4
Gross profit %	78%	75%
Operating income	13.4	12.7
Earnings from continuing operations before taxes	1.9	3.7
Provision for income taxes	3.0	2.1
Earnings from discontinued operations, net of income taxes	—	0.3

Net earnings/(loss)	$(1.1)	$1.9

Adjusted EBITDA	$45.1	$31.1
Purchases of property and equipment	31.4	37.4

Unlevered free cash flow	$13.7	$(6.3)

EBITDA growth	45%
Adjusted EBITDA margin	51%	43%

Revenue increased $16.7 million over the second quarter of fiscal year 2011 principally as a result of organic growth and additional revenue associated with the 360networks acquisition. As a result of internal sales efforts since December 31, 2010, the Company has entered into $482.0 million of gross new sales contracts which will represent an additional $7.1 million in monthly revenue once installation on those contracts is accepted. Since December 31, 2010, the amount of gross installations accepted resulted in additional monthly revenue of $6.5 million as of December 31, 2011. This increase in revenue related to our organic growth was partially offset by total customer churn of $4.1 million in monthly revenue since December 31, 2010.

Gross profit increased $15.3 million over the second quarter of fiscal year 2011, as a result of the 360networks acquisition and organic revenue growth. The gross profit percentage for the quarter ended December 31, 2011, was approximately three percentage points above the same period last year primarily as a result of a higher percentage of our newly installed revenue being on-net. The ratio also benefited from synergies realized related to our previous acquisitions.

Adjusted EBITDA increased $14.0 million as compared to the second quarter of fiscal year 2011, due to the Adjusted EBITDA contribution from organic revenue growth, the 360networks acquisition, synergies realized, and cost savings initiatives, including reduced franchise fees resulting from favorable renegotiations on existing franchise agreements.

Net earnings from continuing operations decreased by $2.6 million on a year-over-year basis primarily due to an $8.5 million increase in stock-based compensation expense during the quarter and a $2.5 million increase to interest expense. Offsetting these decreases to net earnings was organic revenue growth, synergies realized from previous acquisitions and additional earnings from the acquired 360networks business.

Conference Call

Zayo Group will hold a conference call to report fiscal year second quarter 2012 results at 11:00 a.m. EST, February 14, 2012. The dial in number for the call is (800) 272-5460. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/i63rf48gbho7. During the call the company will review an earnings supplement presentation that summarizes the financial results of the quarter, which can be found at http://www.zayo.com/financial-earnings-release.

About Zayo Group

Based in Louisville, Colorado, privately owned Zayo Group (www.zayo.com) is a provider of fiber-based bandwidth infrastructure and network-neutral colocation and interconnection services. Zayo Group is organized into autonomous operating segments supporting customers who require lit and dark fiber services and carrier-neutral colocation. Zayo Group’s business units provide these services over regional, metro, national and fiber-to-the-tower networks.

Forward Looking Statements

Information contained or incorporated by reference in this earnings release, in other SEC filings by the Company, in press releases and in presentations by the Company or its management that are not historical by nature constitute “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, the Company’s acquisition strategy and ability to integrate acquired companies and assets, outlook of customers and strength of competition and pricing. Other factors and risks that may affect the Company’s business and future financial results are detailed in the Company’s SEC filings, including, but not limited to, those described under “Risk

Factors” within the Company’s Annual Report on Form 10-K. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company undertakes no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events, except as required by law.

This earnings release should be read together with the Company’s unaudited condensed consolidated financial statements and notes thereto for the three months ended September 30, 2011 included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 10, 2011 and the audited consolidated financial statements and notes thereto for the year ended June 30, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on September 9, 2011.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA. EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities as measures of liquidity.

“Adjusted EBITDA” is defined as EBITDA from continuing operations adjusted to exclude transaction costs, stock-based compensation, and certain non-cash and non-recurring items. Management uses EBITDA and Adjusted EBITDA to evaluate operating performance and liquidity, and these financial measures are among the primary measures used by management for planning and forecasting future periods. The Company believes Adjusted EBITDA is especially important in a capital-intensive industry such as telecommunications. The Company further believes that the presentation of EBITDA and Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and makes it easier to compare our results with the results of other companies that have different financing and capital structures.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as substitutes for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA:

•	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	does not reflect changes in, or cash requirements for, our working capital needs;

•	does not reflect the significant interest expense, or the cash requirements necessary to service the interest payments, on our debt; and

•	does not reflect cash required to pay income taxes.

The Company’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate Adjusted EBITDA in the same fashion.

Because the Company has acquired numerous entities since inception and incurred transaction costs in connection with each acquisition, has borrowed money in order to finance operations, has used capital and intangible assets in the business, and because the payment of income taxes is necessary if taxable income is generated, any measure that excludes these items has material limitations. As a result of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to invest in the growth of the business or as measures of liquidity.

In addition to Adjusted EBITDA, management uses Unlevered Free Cash Flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. During the current fiscal year, we expect that the level of our investment will be closely correlated to the amount of Adjusted EBITDA we generate. Adjusted EBITDA is a performance, rather than a cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. Gross profit, defined as revenue less operating costs, excluding depreciation and amortization, is used by management to assess profitability prior to selling, general and administrative expenses, stock-based compensation and depreciation and amortization.

Consolidated Financial Information

Zayo Group

Consolidated Statements of Operations

Unaudited

Figure 1.2

Consolidated Statement of Operations

($ in thousands)

	September 30,	September 30,	September 30,	September 30,
	Three months ended December 31,		Six months ended December 31,
	2011	2010	2011	2010

Revenue	$88,974	$72,287	$167,417	$135,212

Operating costs and expenses

Operating costs, excluding depreciation and amortization	19,275	17,904	37,425	34,942
Selling, general and administrative expenses	26,059	23,938	48,655	44,222
Stock-based compensation	10,372	1,859	14,077	6,990
Depreciation and amortization	19,820	15,881	36,882	27,689

Total operating costs and expenses	75,526	59,582	137,039	113,843

Operating income	13,448	12,705	30,378	21,369

Operating income/(expense)
Interest expense	(11,504)	(9,032)	(20,672)	(15,289)
Other expense, net	(19)	(16)	(29)	(177)

Total other expense, net	(11,523)	(9,048)	(20,701)	(15,466)

Earnings from continuing operations before provision for income taxes	1,925	3,657	9,677	5,903
Provision for income taxes	2,994	2,094	7,598	4,893

Earnings from continuing operations	(1,069)	1,563	2,079	1,010

Earnings from discontinued operations, net of income taxes	—	317	—	597

Net (loss)/earnings	$(1,069)	$1,880	$2,079	$1,607

Zayo Group

Consolidated Balance Sheets

Figure 1.3

Consolidated Balance Sheet

($ in thousands)

	September 30,	September 30,
	December 31,	June 30,
	2011	2011

Assets
Current assets
Cash and cash equivalents	$25,861	$25,394
Trade receivables, net of allowance of $737 and $799 as of December 31, 2011 and June 30, 2011, respectively	25,794	13,983
Due from related-parties	1,109	187
Prepaid expenses	7,875	6,388
Deferred income taxes	4,691	3,343
Other assets, current	1,209	645

Total current assets	66,539	49,940

Property and equipment, net of accumulated depreciation of $128,635 and $101,941 as of December 31, 2011 and June 30,2011, respectively	719,265	518,513
Intangible assets, net of accumulated amortization of $35,655 and $37,980 as of December 31, 2011 and June 30, 2011, respectively	140,530	104,672
Goodwill	117,824	83,820
Debt issuance costs, net of accumulated amortization of $4,067 and $2,746 as of December 31, 2011 and June 30, 2011, respectively	19,147	11,446
Investment in US Carrier	15,075	15,075
Deferred tax asset, non-current	130,682
Other assets, non-current	8,163	5,795

Total assets	$1,217,225	$789,261

Liabilities and member’s equity
Current liabilities
Accounts payable	$16,383	$12,988
Accrued liabilities	35,000	22,453
Accrued interest	10,982	10,627
Capital lease obligations, current	1,213	950
Due to related-parties	15,541	4,590
Deferred revenue, current	21,314	15,664
Current portion long-term debt	7,503	—

Total current liabilities	107,936	67,272

Capital lease obligations, non-current	10,006	10,224
Long-term debt, non-current	682,704	354,414
Deferred revenue, non-current	123,910	63,893
Stock-based compensation liability	49,696	45,067
Deferred tax liability	—	8,322
Other long term liabilities	5,007	2,724

Total liabilities	979,259	551,916

Member’s equity
Member’s interest	243,975	245,433
Accumulated deficit	(6,009)	(8,088)

Total member’s equity	237,966	237,345

Total liabilities and member’s equity	$1,217,225	$789,261

Zayo Group

Consolidated Statements of Cash Flows

Figure 1.4

Consolidated Statements of Cash Flows

($ in thousands)

	September 30,	September 30,
	Six months ended December 31,
	2011	2010
Cash flows from operating activities
Net earnings	$2,079	$1,607
Earnings from discontinued operations	—	597

Earnings from continuing operations	2,079	1,010
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	36,882	27,689
Provision for bad debt expense	314	489
Non-cash interest expense	1,564	1,172
Stock-based compensation	14,077	6,990
Amortization of deferred revenue	(5,688)	(4,092)
Deferred income taxes	6,631	4,925

Changes in operating assets and liabilities, net of acquisitions
Trade receivables	(2,773)	335
Prepaid expenses	441	(299)
Other assets	(166)	1,120
Accounts payable and accrued liabilities	(19,431)	2,047
Due to/from related parties	(925)	188
Deferred revenue	24,373	(309)
Other liabilities	(69)	(3,992)

Net cash provided by continuing operating activities	57,309	37,273

Cash flows from investing activities
Purchases of property and equipment	(62,817)	(59,066)
Broadband stimulus grants received	2,798	485
Acquisition of 360networks Holdings (USA) Inc., net of cash acquired	(318,042)	—
Acquisition of Marquis Holdings, LLC, net of cash acquired	(15,456)	—
Acquisition of American Fiber Systems Holdings Corporation, net of cash acquired	—	(110,000)
Acquisition of AGL Networks, LLC, net of cash acquired	—	(73,666)

Net cash used in investing activities	(393,517)	(242,247)

Cash flows from financing activities
Equity contributions	100	35,500
Return of capital	(46)	—
Principal repayments on capital lease obligations	(497)	(1,034)
Advance from Communications Infrastructure Investments, LLC	10,951	13,026
Return of advance from Communications Infrastructure Investments, LLC	—	(13,026)
Proceeds from long-term debt	335,550	103,000
Changes in restricted cash	(361)	788
Deferred financing costs	(9,022)	(4,044)

Net cash provided by financing activities	336,675	134,210

Cash flows from discontinued operations
Operating activities	—	1,782
Investing activities	—	(314)
Financing activities	—	—

Net cash provided by discontinued operations	—	1,468

Net increase/(decrease) in cash and cash equivalents	467	(69,296)
Cash and cash equivalents, beginning of period	25,394	87,864
Increase in cash and cash equivalents of discontinued operations	—	27

Cash and cash equivalents, end of period	$25,861	$18,595

Zayo Group

Reconciliation of Non-GAAP Financial Measures

Figure 1.5

Adjusted EBITDA and Cash Flow Reconciliation

($ in millions)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three months ended			Six months ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
Earnings/(loss) from continuing operations	$(1.1)	$3.1	$1.6	$2.1	$1.0
Interest expense	11.5	9.2	9.0	20.7	15.3
Tax expense	3.0	4.6	2.1	7.6	4.9
Depreciation and amortization expense	19.8	17.1	15.9	36.9	27.7

EBITDA	33.2	34.0	28.6	67.3	48.8
Transaction costs	1.5	0.3	0.7	1.8	0.8
Stock-based compensation	10.4	3.7	1.9	14.1	7.0

Adjusted EBITDA	$45.1	$38.0	$31.1	$83.1	$56.7
Purchases of property and equipment	31.4	28.6	37.4	60.0	58.6

Unlevered Free Cash Flow, as defined	$13.7	$9.4	$(6.3)	$23.1	$(1.9)

Investor Relations:

(877) 437-5046

ir@zayo.com